SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ----------------------

                                   FORM 8-A/A

                      AMENDMENT TO A REGISTRATION STATEMENT
                                   ON FORM 8-A

                        Pursuant to Section 12(b) or (g)
                     of the Securities Exchange Act of 1934


                                   GENERAL RE
                                  CORPORATION
             ----------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)



         DELAWARE                    1-8026                     06-1026471
    ------------------         ----------------              ----------------
     (State or Other              (Commission                 (IRS Employer
       Jurisdiction               File Number)                Identification
    of Incorporation)                                              No.)


          695 EAST MAIN STREET, STAMFORD, CONNECTICUT              06904-2351
    --------------------------------------------------           --------------
           (Address of Principal Executive Offices)                 (Zip Code)


                                (203) 328-5000
             (Registrant's telephone number, including area code)
      ------------------------------------------------------------------



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                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Amendment to Description of Registrant's Securities to be Registered:
        -----------------------------------------------------------------------

        On September 11, 1991, the board of directors of General Re Corporation ("General Re") approved the Rights Agreement, dated as of September 11, 1991 (the "Rights Agreement"), between General Re and The Bank of New York, as rights agent. General Re and American Stock Transfer & Trust Company, the successor rights agent (the "Rights Agent"), entered into the first amendment to the Rights Agreement (the "Amendment") as of June 19, 1998. The Amendment provides that the execution and delivery by General Re and Berkshire Hathaway, Inc., a Delaware corporation ("Berkshire") of the Agreement and Plan of Reorganization, dated as of June 19, 1998 (the "Merger Agreement") and the Stock Option Agreement, dated as of June 19, 1998 (the "Option Agreement"), and the consummation of the transactions contemplated by such agreements, will not cause
(i) Berkshire to be deemed an Acquiring Person, (ii) a Stock Acquisition Date to occur pursuant to the Rights Agreement, or (iii) a Triggering Event to occur pursuant to the Rights Agreement. The Amendment also provides that the Rights Agreement will expire immediately prior to the consummation of the transactions contemplated by the Merger Agreement.

        On September 18, 1991 General Re filed a copy of the Rights Agreement with the Securities and Exchange Commission registering the preferred stock purchase rights issued pursuant to the Rights Agreement (the "Rights") under
Section 12(g)of the Act. A copy of the Amendment is filed herewith. A copy of the Rights Agreement and the Amendment is available free of charge from General Re. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

        Item 2. Exhibits.
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        2.1. Amendment, dated as of June 19, 1998, to the Rights Agreement, dated as of September 11, 1991, between General Re and American Stock Transfer & Trust Company, as successor Rights Agent.




















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                                   SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            GENERAL RE CORPORATION


Dated July 31, 1998                         By: /s/ Joseph P. Brandon
                                               --------------------------
                                               Name: Joseph P. Brandon
                                               Title: Senior Vice President and
                                                       Chief Financial Officer














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                                  EXHIBIT INDEX

Exhibit     Description
-------     -----------

2.1 Amendment, dated as of June 19, 1998, to the Rights Agreement, dated as of September 11, 1991, between General Re and American Stock Transfer & Trust Company, as successor Rights Agent.